CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated December 4, 2007, on the statement of assets and liabilities of American Israeli Shared Values Capital Appreciation Fund as of November 20, 2007 and to all references to our firm included in the prospectus and Statement of Additional Information in this Pre-Effective Amendment to American Israeli Shared Values Capital Appreciation Fund’s Registration Statement on Form N-1A.

/s/Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

December 4, 2007